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                                                               EXHIBIT 10.43


                       Confidential Materials omitted and
                          filed separately with the
                       Securities and Exchange Commission.
                          Asterisks denote omissions.

THIS AGREEMENT is made on the 20TH day of____December _____ 2001

(Effective Date).

BETWEEN

(1) Minnesota Mining and Manufacture Company ("3M") and 3M Innovative Properties Company ("3M IPC"), both having a principal office at 3M Center, Building 275-3E-10, St. Paul, MN 55144-1000, USA).

(2) Sepracor Inc. ("SEPRACOR"), having a principal office at 111 Locke Drive, Marlborough, MA 01752.

WHEREAS

A. 3M has experience and technology in the formulation, scale-up, and manufacture of pharmaceutical products in aerosols for inhalation therapy.

B. SEPRACOR wishes 3M to scale-up an aerosol product that SEPRACOR has developed containing non-CFC propellants and a SEPRACOR proprietary compound known as levalbuterol tartrate which SEPRACOR wishes to market for inhalation therapy.

C. If the scale-up is successful and SEPRACOR decides to market the resulting aerosol product or aerosol products, SEPRACOR shall purchase its requirements of the product or products from 3M subject to the terms and conditions of this Agreement and a Supply Agreement (as defined below), or if 3M is unable to, or chooses not to, supply, 3M shall provide SEPRACOR with reasonable assistance and licenses as set out in this Agreement to manufacture or have manufactured the product.

D. 3M is willing to conduct the scale-up subject to the terms of this Agreement, with the understanding that there is no guarantee that the program will be successful or that 3M will ultimately supply marketable product.

1.   INTERPRETATION AND DEFINITIONS

1.1 The terms defined in this Article 1 shall for all purposes in this Agreement have the meanings specified in this Article 1.

      1.1:1 The headings in this Agreement shall not affect its interpretation.

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      1.1:2 Throughout this Agreement, whenever required by the context, the singular includes the plural and vice versa and any gender includes any other gender.

1.1:3 The recitals and schedules to this Agreement constitute an integral part of this Agreement. In the event of conflict or inconsistency between any of the terms and conditions of this Agreement, the conflict or inconsistency shall be resolved according to the following order of priority: the clauses of the Agreement, the schedules, the recitals.

1.2   "Affiliate" shall mean:

      1.2:1 any individual who or Entity ("Entity" shall mean any corporation, firm, partnership, proprietorship, other form of business organization) that, in whatever country organized or resident, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, or controls, a Party; or

      1.2:2 any Entity in which any Party or any individual or Entity recited in the preceding Section (1) directly or indirectly through one or more intermediaries collectively has at least a forty percent (40%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise) or has the maximum ownership interest it is permitted to have in the Entity in the country where such Entity exists.

1.3 "Product" means a press-and-breathe inhaler containing a pressurized aerosol canister with a metered dose valve filled with a formulation of the Compound (as defined below) that SEPRACOR has selected having the formulation, and meeting the Specifications, set forth in Schedule 1.12. The term "Licensed Product" means Product containing the Compound levalbuterol tartrate. "Tartrate" shall mean any tartaric acid salt, [**].

1.4 "Authority" means a governmental agency, in a country or territory in which SEPRACOR proposes to sell Product, responsible for granting licences and/or approvals permitting the sale of the Product, in such country or territory.

1.5 "Compound" means the compound known as levalbuterol, including any salt, ester, solvate, clathrate, or polymorph thereof.

1.6 "SEPRACOR Components" means all components and ingredients, other than Compound, supplied by or on behalf of SEPRACOR for manufacturing Licensed Product.

1.7 "Scale-up Program" means the development work conducted pursuant to the protocol and the work schedule indicating milestones and activities annexed hereto as Schedule 1.7 as amended in writing from time to time in accordance with the terms of this Agreement.

1.8 "3M Confidential Information" means confidential information disclosed by 3M to SEPRACOR in the course of and pursuant to this Agreement relating to aerosol

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      inhalation, or aerosol compositions, including: the specifications and chemistry of aerosol formulations of Compound developed by 3M or its Affiliates; metered dose inhaler devices and their specifications; the methods and techniques used by 3M to manufacture aerosol inhalers and metered dose devices; and confidential information directly or indirectly provided by 3M to assist SEPRACOR to obtain a licence or approval permitting the sale of Licensed Product, including clinical results for metered dose devices

1.9 "SEPRACOR Confidential Information" means confidential information disclosed by SEPRACOR to 3M in the course of and pursuant to this Agreement relating to Compound, aerosol inhalation, or aerosol compositions, including: the specifications and chemistry of formulations of the Compound developed by SEPRACOR or its Affiliates; metered dose inhaler devices and their specifications for delivery of Compound; SEPRACOR's clinical and non-clinical development plans; SEPRACOR's clinical data; and forecasts of requirements of Licensed Product.

1.10 "Parties" mean 3M, 3M IPC and SEPRACOR and their permitted assigns, and "a Party" means 3M, 3M IPC or SEPRACOR and their permitted assigns.

1.11 "Supply Agreement" means the supply agreement referred to in Article 8 below.

1.12 "Specifications" means those specifications for Licensed Product, Compound, or SEPRACOR Components as established in writing by SEPRACOR, and subject to approval by 3M, which approval shall not unreasonably be withheld or delayed, and as may be amended from time to time in writing by SEPRACOR, subject to approval by 3M, which approval shall not unreasonably be withheld or delayed. Initial Specifications, once approved by both parties, will be set forth in Schedule 1.12.

1.13 "Test Methods" means those methods used for testing and releasing Compound, SEPRACOR Components, or Licensed Product, agreed upon in writing by the Parties and as amended from time to time, subject to approval by the Parties, which approval shall not unreasonably be withheld or delayed, provided that no Party shall have the obligation to provide to the other Party direct access to Test Methods that are provided by way of a DMF.

1.14 "3M Patent Rights" means all patents and patent applications that are owned or controlled by 3M or an Affiliate thereof and that cover manufacture, use, or sale of Licensed Product, including but not limited to certain of those patents claiming benefit of priority to, or having a substantially identical disclosure as, Great Britain application GB8828477, filed December 6, 1988, U.S. application 442,119, filed November 28, 1989, U.S. application 92,001, filed July 15, 1993, and all applicable continuations, continuations-inpart, divisionals, extensions, supplemental protection certificates, utility models, reissues, and reexaminations thereof.

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1.15  "3M Know-How" means 3M Confidential Information and any other information or data of 3M or 3M IPC useful in developing, optimizing, manufacturing, or gaining regulatory approval of Licensed Product, including any toxicological data, provided by 3M.

1.16 "Net Sales Price" shall mean the price received by SEPRACOR, their Affiliates, or permitted sublicensees for Licensed Product from wholesalers, distributors, managed healthcare organizations, or similar entities at the same level of distribution in arms length transactions involving cash as the sole consideration, which shall not include transfers within or between SEPRACOR, their Affiliates or sublicensees, after deduction of freight and insurance, rebates and chargebacks granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups, other trade and quantity discounts actually given, sales or value added taxes, and credits and allowances for returns. SEPRACOR's customers shall include purchasers in the chain of commerce who enter into agreements with SEPRACOR as to price, even though legal title to Licensed Product does not pass directly from SEPRACOR to such customer, and even though payment for Licensed Product is not made by such customer directly to SEPRACOR. Licensed Product sold in transactions involving consideration other than or in addition to cash shall be deemed to have been sold at the average price charged by SEPRACOR in an arm's length cash transaction to the applicable class of trade in the relevant annual period (or, if all transactions in the applicable class of trade involve consideration other than or in addition to cash, the average price charged by SEPRACOR in an arm's length cash transaction in the relevant annual period irrespective of class of trade). The preceding sentence shall not apply to Licensed Product samples provided free of charge to physicians in the course of promoting Licensed Product, nor shall it apply to Licensed Product provided free of charge as part of a contract involving Licensed Product only.

2.    TERM

2.1 This Agreement shall commence on the effective date set forth above and (subject to earlier termination according to the terms set out in this Agreement) shall expire on the first to occur of the date (i) Licensed Product is approved for sale in the U.S. or Europe, or (ii) five years from the Effective Date. However, this agreement may be extended upon written agreement of the parties.

3.    CONDUCT OF THE SCALE-UP PROGRAM

3.1 During the Scale-up Program, each Party shall be licensed free-of-charge under those rights of the other Party as are required for the sole purpose of conducting the Scale-up Program of Licensed Product. Further, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, SEPRACOR shall have no right or license to 3M Patent Rights or 3M Know-How, including the right to reference regulatory data, and

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      3M shall have no obligation to develop, supply, license, or provide access to 3M Know-How, including any regulatory data, for any Product other than Licensed Product

3.2 3M and SEPRACOR shall each identify the contact person at their respective offices to serve as the recipient of communications concerning the Scale-up Program.

3.3 Each Party shall use good faith reasonable efforts to perform those duties assigned to it in the Scale-up Program.

3.4 The Parties may by written agreement amend the Scale-up Program. Consent to amend the Scale-up Program shall not be unreasonably withheld or delayed, provided that an appropriate adjustment shall be made in the timetable, man-hours or other matters affected thereby to allow for any variation in the time required to complete the Scale-up Program as a consequence of an amendment.

3.5 3M shall notify SEPRACOR without undue delay if it becomes aware that the time estimated for a task or tasks set out in the Scale-up Program will be insufficient to perform such task or tasks. If the new time estimate exceeds the original estimate by more than 20%, the Parties shall discuss how to minimize the additional time.

4.    MEETINGS AND REPORTS RELATING TO THE SCALE-UP PROGRAM

4.1 A Joint Coordinating Committee (JCC), with a minimum of 2 persons each from 3M and SEPRACOR, shall coordinate and monitor conduct of the Development Program. JCC shall meet quarterly. 3M shall provide quarterly reports to SEPRACOR on the progress of the Scale-up Program and shall promptly notify SEPRACOR of any event that requires a decision by SEPRACOR or will have a serious effect on the progress of the Scale-up Program.

4.2 3M recognizes that SEPRACOR may elect to make changes to the Scale-up Program or Product definition during the course of development and scale up. If SEPRACOR elects to make such changes, 3M will upon request propose a revised Scale-up Program and budget.

5.    SUPPLY OF COMPOUND AND COMPONENTS

5.1 SEPRACOR shall supply 3M (i) [**] with sufficient quantities of the Compound and SEPRACOR Components as determined by the Scale-up Program to enable 3M to conduct the Scale-up Program and (ii) a certificate of analysis for the Compound and SEPRACOR Components. Any Compound and SEPRACOR Components unused by 3M at the termination of the Scale-up Program shall be returned upon request to SEPRACOR.

5.2 SEPRACOR shall promptly provide 3M with all information in or coming into its possession concerning the Compound that 3M will reasonably require for the safe handling, storage, testing, use and transport of the Compound.

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6.    CLINICAL STUDIES AND TOXICOLOGY STUDIES

6.1 SEPRACOR shall [**] be responsible for any clinical studies and, except as provided in Sections 6.2 and 6.3 below, any toxicology studies and all contact with any Authority concerning Licensed Product, provided that 3M shall have the right to require SEPRACOR to use a right of reference or analogous means to meet any Authority's disclosure requirements concerning 3M Confidential Information to the extent permitted by the Authorities. 3M shall, if requested, consult with and provide reasonable assistance to SEPRACOR in clinical trials as appropriate, provided that 3M's time for such consulting and assistance shall be paid by SEPRACOR and SEPRACOR shall ultimately bear all responsibility for any use of information provided by 3M (including use in regulatory filings and any third party liability for all such clinical trials).

6.2 3M will establish a Drug Master File (DMF) with appropriate information for the CMC section of the regulatory submissions for Licensed Product, and will provide a letter of authorization to FDA or health authorities to access the DMF for regulatory submissions for Licensed Product. In submissions where a right of reference is demonstrated to be inadequate, 3M shall prepare a proprietary dossier including information which is necessary or required by law to obtain regulatory approval of Licensed Product. 3M shall respond promptly to all inquiries by any Authority concerning the proprietary dossier or the DMF and share the general substance of the inquiry and the response with SEPRACOR. The 3M proprietary dossier will be provided to (a) the applicable regulatory agency or (b) SEPRACOR, at 3M's election. Provided, however, that neither the forgoing, the information provided pursuant to Section 6.3 nor anything else in this Agreement shall be construed as a warranty by 3M that any DMF or other regulatory dossier will be approved by any Authority.

6.3   3M agrees to provide SEPRACOR as of the Effective Date, with:

          (a) a right of reference to (i) data held by the International Pharmaceutical Aerosol Consortium for Toxicology Testing of}IFA-134a ("IPACT I") consistent with 3M's obligations to IPACT I, and (ii) any additional 3M data for which 3M has the right to grant a right of reference relating specifically to [**] that has previously been required by FDA in connection with approval of an [**]; and

          (b) a right of reference that would authorize FDA to access all studies conducted by 3M or contracted by 3M in [**], including but not limited to toxicological and chronic human safety data and all pertinent cross-referenced information, (as approved on August 15, 1996) expressly for the purpose of review to substantiate the pre-clinical and clinical safety of albuterol in a formulation containing [**]. 3M agrees to provide a right to reference such information only for purposes of facilitating regulatory approval of Licensed Product and SEPRACOR shall not

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               use or disclose such information for any other purpose, including clinical comparisons between levalbuterol and albuterol apart from those comparisons that facilitate evaluation of the safety of levalbuterol in a formulation containing [**].

      3M shall respond promptly to all inquiries by any Authority concerning the information referenced by SEPRACOR pursuant to Sections 6.3 (a) and 6.3(b), and shall share the general substance of the inquiry and the response with SEPRACOR. For the avoidance of doubt, the Parties expressly agree that 3M does not grant to SEPRACOR, and this Agreement creates no obligation on 3M to grant to SEPRACOR, any right of reference to safety data concerning the drug substance albuterol (including salts such as the sulfate) alone or to data not generated by or on behalf of 3M.

6.4 If requested by SEPRACOR and in accordance with the Scale-up Program, 3M shall manufacture and supply SEPRACOR with Licensed Product, including Licensed Product for use in clinical studies or toxicology studies, at prices calculated in the manner set out in Schedule 6.4 using reasonable endeavors to supply SEPRACOR in time to meet its needs. SEPRACOR shall pay 3M's invoices for such Licensed Products within [**] days of the date of 3M's invoice. Licensed Product that is to be used in clinical trials shall be manufactured and tested under cGMPs and the applicable Investigational New Drug Application. 3M will perform release testing of all batches to agreed upon Specifications. SEPRACOR shall have the right within 45 days to test batches on an audit basis prior to accepting the batch, however SEPRACOR shall have no right to delay payment. SEPRACOR will have a right to credit for Licensed Product, only in the event Licensed Product is found not to meet the warranty set forth in Section 10.6.

6.5 3M shall allow SEPRACOR to perform a cGMP compliance audit promptly after signing of this Agreement on a date as agreed to by the parties.

6.6 3M and SEPRACOR shall discuss and agree to quality assurance and quality control responsibilities, to be set forth as Schedule 6.6 and signed by the Parties, including a batch release and record review process utilizing certificates of compliance and analysis and other reporting documents as appropriate between 3M and SEPRACOR. 3M shall, unless otherwise agreed, be responsible for testing raw materials and components, other than Compound and SEPRACOR Components, in accordance with 3M written specifications. SEPRACOR shall provide to 3M all methods currently in use at a time during development to be agreed upon by the parties, and 3M shall be responsible for development of any methods used for process measurements and any additional raw material test methods.

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6.7   If either party performs stability storage and stability testing of supplies, that Party will provide stability reports to the other Party corresponding to industry accepted pull points. Reports to include individual data points if deemed necessary by the receiving Party.

6.8 3M acknowledges that SEPRACOR has filed an IND under which Licensed Product will be tested and developed, and that SEPRACOR will be required to make regulatory commitments to FDA with respect to the development of Licensed Product. SEPRACOR shall use good faith reasonable efforts to inform 3M of such commitments and to consult 3M in connection with any such commitments that raise CMC issues and shall reimburse 3M for additional costs reasonably incurred as a result of such commitments, and 3M shall use good faith reasonable efforts in order to operate in a manner that facilitates compliance with such commitments.

6.9 For the avoidance of doubt, the parties expressly agree that nothing in this Agreement shall be construed to limit SEPRACOR's right to conduct studies, including but not limited to preclinical and clinical studies, involving comparisons between albuterol and levalbuterol, or SEPRACOR's right to use or disclose the results of such studies.

7.    PAYMENT FOR ACCESS TO 3M CLINICAL INFORMATION AND THE SCALE-UP PROGRAM

7.1 In consideration for the rights of reference granted by 3M to SEPRACOR pursuant to Section 6.3 hereof, within [**] days of the Effective
      Date SEPRACOR shall pay to 3M a data access fee of [**] Dollars [**].

7.2 SEPRACOR shall pay 3M a service fee of [**] dollars $[**] per hour spent on the Scale-up Program, including time spent in writing reports, attending meetings, and managing the project; provided, however, that for the first [**] hours of work invoiced by 3M in 2002, which is the minimum amount of work SEPRACOR shall authorize 3M to conduct in 2002, under this Agreement in connection with the Scale-up Program, the service fee shall be [**] dollars $[**] per hour. Any other provision of this Agreement notwithstanding, SEPRACOR shall not have the right to terminate this Agreement, except for cause under section 12.1, until after the first [**] hours of work for 2002 are invoiced by 3M and paid by SEPRACOR under this Agreement in connection with the Scale-up Program. Units manufactured at 3M's production site will be charged as set forth in
      Schedule 6.4 based on theoretical batch size. Invoices for hourly work shall be submitted by 3M monthly and payment shall be made to 3M by SEPRACOR within [**] days of the date of 3M's invoice.

7.3 In addition to the payments in Section 7.2 above, SEPRACOR shall reimburse 3M the reasonable cost of travel, subsistence and accommodation for travel in connection with the Scale-up Program at SEPRACOR's request or with SEPRACOR's written approval, such reimbursement to be consistent with 3M's internal travel policy.

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7.4   The hourly rate of [**] dollars $[**] shall remain unchanged until the
      31st December 2001, after which it may be increased [**] period to take into account reasonable increases in 3M's costs since the last increase in the hourly rate, provided that such adjustments shall not exceed the annual increase in the PPI (producer price index) from the prior calendar year.

8.    SUPPLY AGREEMENT

8.1 3M may exercise any right or fulfill any obligation in this Article 8 itself or may procure an Affiliate to exercise such right or fulfill such obligation.

8.2 If SEPRACOR decides to market Licensed Product in any country or countries of SEPRACOR's choice, no later than the initiation of Phase III clinical studies SEPRACOR shall give prompt written notice to 3M following which the Parties shall, negotiate in good faith an exclusive Manufacture and Supply Agreement consistent with all relevant licensing and commercial supply terms contained in this Agreement and including reasonable annual minimum purchase requirements to be agreed upon no later than the NDA filing.

8.3 The Parties agree to negotiate in good faith a volume based supply price, to include minimums, for Licensed Product worldwide. The supply price of Licensed Product to SEPR.ACOR shall be a combination of unit price and royalty. Unit price of product will be no greater than $[**] per unit for the first [**] million units annually, and $[**] per unit for those units in excess of [**] million units annually. The royalty for the license granted under Section 9.3 shall be [**] percent ([**]%) of SEPRACOR's Net Sales Price (such royalty to be [**] when and in such countries where there are no issued or granted 3M Patent Rights). A supply price for sample Licensed Product will be negotiated by the Parties in the Supply Agreement. The following factors have been assumed for purposes of determining the above supply price:

               -   [**] actuation product
               -   SEPRACOR provides Levalbuterol tartrate at no cost
               - 3M purchase actuator, aluminum can, valve, propellant and other formulation components and finished packaging material
               -   3M's [**] manufacturing process is typical of other
                   3M manufactured products.
               - 3M's testing of raw materials and finished product is typical of other 3M manufactured products.

      The above unit prices may be adjusted at any time prior to launch and thereafter annually and proportionally for any increase in 3M's Full Factory Cost (defined as 3M's costs for overhead, labor, raw material, and/or component costs directly allocable to the manufacture, labeling and/or packaging of Licensed Product and the cost of services supplied to 3M by third parties which are directly allocable to the manufacture, labeling

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      and/or packaging of Licensed Product) including such amount as is necessary to allow 3M to maintain its factory cost ratio of Licensed Product. Such increase shall normally be no greater than PPI +1% from the prior calendar year. In the event of an extraordinary increase in price due to such factors as a shortage of raw material or change in product specifications or manufacturing mandated by regulatory authorities, 3M may increase the supply price for Licensed Product at the time it incurs such increase. In addition, 3M reserves the right prior to commencement of the Manufacture and Supply Agreement to increase the maximum price quoted herein for any change in the assumptions stated above or any increase in the cost of manufacturing Licensed Product due to an increase in the cost of acquiring SEPRACOR Components above the cost on the Effective date including any additional cost necessary to maintain 3M's factory cost ratio.

8.4 3M shall exclusively supply, using reasonable commercial efforts to do so, Licensed Product to SEPRACOR, Affiliates, and permitted sublicensees only and 3M shall not supply Product (not limited to Licensed Product) to any third party. Except as provided in Section 8.5 below, 3M shall have the exclusive right and license to supply SEPRACOR, its Affiliates and permitted sublicensee' s requirements of Licensed Product, and SEPRACOR, Affiliates, and permitted sublicensees shall not purchase Product (not limited to Licensed Product) other than from 3M, during the term of this Agreement.

8.5 Anything else in this Agreement to the contrary notwithstanding, SEPRACOR shall have the limited contractual right to procure Licensed Product for use in clinical trials only from a third party for such time as 3M is unable to provide SEPRACOR with such supply, provided, however, that (i) SEPRACOR shall diligently pursue obtaining regulatory approval for Licensed Product manufactured by 3M, (ii) neither SEPRACOR nor the third party supplier shall have any right to use any 3M Know-How in the manufacture of such Licensed Product, and (iii) from and after the time that 3M is able to supply Licensed Product pursuant to this Agreement or the Supply Agreement, 3M shall have the exclusive right and license to supply SEPRACOR, its Affiliates, and permitted sublicensee's requirements of Licensed Product during the term of this Agreement and any future Supply Agreement.

9.    OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS; LICENSES

9.1 Ownership of all right, title, and interest in intellectual property, including inventions, know-how, trade secrets and copyright, including but not limited to patent applications and patents, arising out of the Scale-up Program ("Rights") shall be allocated as follows:

      9.1:1 3M 1PC (or an Affiliate nominated by 3M IPC) shall own all Rights conceived solely by 3M and/or 3M Affiliate employees;

      9.1:2 SEPRACOR shall own all Rights conceived solely by SEPRACOR's and/or SEPRACOR Affiliate employees;

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      9.1:3   Rights jointly conceived by 3M (or a 3M Affiliate) and
              SEPRACOR (or a SEPRACOR Affiliate) shall be owned jointly by 3M IPC (or an Affiliate nominated by 3M IPC) and SEPRACOR (or an Affiliate nominated by SEPRACOR). Each of the Parties shall have a royalty-free right to use the Rights which are jointly owned without the consent of and without accounting to the other Party independently of the other Party (with the right to sub-license) except as otherwise expressly provided herein. 3M and 3M IPC shall share equally with SEPRACOR in the costs, fees and expenses of preparing, filing and prosecuting any patent application claiming jointly owned Rights and of maintaining and defending the Rights, provided that if either Party fails to pay its share, it shall assign its entire interest to the other Party. Unless otherwise agreed, patent applications shall be prepared and prosecuted by 3M IPC or, at 3M IPC's election, an Affiliate of 3M IPC or independent counsel mutually acceptable to 3M IPC and SEPRACOR.

9.2 The Parties shall upon request cooperate with one another so far as necessary in connection with the filing of applications for patents for their respective inventions.

9.3 3M IPC hereby grants SEPRACOR a worldwide, royalty-bearing, non-exclusive license under the 3M Patent Rights and 3M Know-How to use, sell, offer for sale, and import Licensed Product manufactured by or for 3M under this Agreement or a subsequent Supply Agreement. SEPRACOR shall have the right to submit for listing on the FDA "Orange Book" patents under 3M Patent Rights that cover Licensed Product, provided that 3M and 3M IPC shall have no obligation to enforce any such patents and may grant licenses under the 3M Patent Rights at 3M/3M IPC's sole discretion

9.4 If this Agreement is terminated by SEPRACOR pursuant to Section 12.2 below, SEPRACOR will cease use of any 3M Confidential Information which has been disclosed to it by 3M and which is subject to the non-disclosure provisions of Article 11 below, and the license to 3M Know-How and 3M Patent Rights shall terminate.

9.5 If this Agreement is terminated by SEPRACOR pursuant to Section 12.1 or by 3M pursuant to Section 12.3 below, the rights and obligations set forth in
      Section 6.3 shall remain in effect, and 3M and SEPRACOR shall cooperate diligently in the transfer, at SEPRACOR's expense, of 3M Know-How to SEPRACOR or an alternative manufacturer selected by SEPRACOR (subject to the last sentence of this Section 9.5). 3M shall continue to develop and supply Licensed Product to SEPRACOR under the terms of this Agreement or the Supply Agreement (as applicable) for up to 24 months after notice of termination and 3M IPC shall grant SEPRACOR such world-wide, non-exclusive licenses under 3M Patents and 3M Know-How to make, have made for it, use and sell Licensed Product at a royalty rate of 4% of Net Sales Price (such royalty to be reduced by one-half when and in such countries where there are no issued or granted 3M Patent Rights), PROVIDED, HOWEVER, that SEPRACOR shall indemnify 3M and 3M 1PC for any liability arising out of 3M's continued activity after the date of notice of termination or arising out of use, manufacture, sale, promotion or transfer of Licensed Product by SEPRACOR or any third party working on behalf of SEPRACOR, from the date 3M provided written notice of termination. The disclosure of 3M Know-how to SEPRACOR or its third party manufacturer shall be subject to undertakings that protect the 3M Know-How from disclosure to others or use by SEPRACOR or its third party manufacturer beyond the scope of the license, including but not limited to use with products other than Licensed Product. 3M agrees to provide 3M employees for consultation in connection with the transfer of 3M Know-How to be provided hereunder for a reasonable period and at a reasonable rate. 3M shall have the right to deny disclosure of 3M Confidential Information to a third party manufacturer for reasons relating to the ability of the third party to manufacture Licensed Product according to the then prevailing product standards or the lack of assurance the that the undertakings relating to protection and restricted use of 3M's Confidential Information and 3M's intellectual property rights will be complied with, provided that such denial would not be unreasonable in the reasonable judgment of a pharmaceutical manufacturer in the position of 3M.

10.   WARRANTIES, DISCLAIMERS, INDEMNIFICATION AND LIMITATION OF LIABILITIES

10.1 SEPRACOR warrants that to the best of its knowledge, through in-house patent counsel, that as of the effective date of this Agreement, Compound, SEPRACOR Components, and Licensed Product, and the processes used to make Compound, SEPRACOR Components, and Licensed Product, except for particular processes and components used by 3M that are not specified by SEPRACOR, will not inflinge any third party patent or other intellectual property rights. 3M warrants that to the best of its knowledge, through in-house patent counsel, that as of the effective date of this Agreement, its manufacturing processes, not specified by SEPRACOR or based upon Compound or SEPRACOR Components used for manufacturing Licensed Product will not infringe any third party patent or other intellectual property rights (i.e., there would be no infringement but for some attribute of Compound, SEPRACOR Component, or an attribute of Licensed Product specified by SEPRACOR). Each Party will notify the other Party promptly in the event a Party receives an accusation of infringement pertaining to Licensed Product.

10.2 Neither of the Parties is the agent of the other nor are the Parties partners or joint venturers.

10.3 Neither of the Parties warrants that the Scale-up Program will result in a commercially, technically, or regulatorily successful Product, although each of the Parties shall use reasonable commercial efforts to develop such Product.

10.4 Although 3M and SEPRACOR will use their reasonable efforts to conduct the Scale-up Program, no expenditures by either Party hereunder will be reimbursed because the development of any products or processes has been unsuccessful.

10.5 SEPRACOR represents and warrants that it will supply 3M Compound and SEPRACOR Components meeting the agreed upon written specifications.

10.6 3M hereby represents and warrants that all Licensed Product at the time of shipment shall meet the agreed upon written Specifications for Licensed Product and be manufactured in accordance with the IND or NDA, as applicable, and cGMPs, provided, however, that 3M shall not be responsible for Licensed Product that does not meet Specifications as a result of SEPRACOR' s failure to supply Compound or SEPRACOR Components meeting specifications.

10.7 SEPRACOR warrants that it will conduct any clinical work relating to Licensed Product in accordance with all applicable laws.

10.8 EXCEPT AS OTHERWISE EXPLICITLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS TO THE OTHER PARTY ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON1NFRINGEMENT, ARISING OUT OF ITS PERFORMANCE OR ATTEMPTED DEVELOPMENT OF A PRODUCT OR PROCESS PURSUANT TO THIS AGREEMENT.

10.9 3M Indemnification -- 3M shall indemnify SEPRACOR against and hold it harmless from any and all loss or liability payable to third parties for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from any personal injury or alleged personal injury to any person made against SEPRACOR or 3M with respect to use of Licensed Product in clinical trials to the extent that it results from 3M's breach of the warranty set forth in Section 10.6 or for any claim that the manufacturing processes or components used by 3M, not specified by SEPRACOR or based upon Compound or SEPRACOR Components used for manufacturing Licensed Product are alleged to infringe any third party patent or other intellectual property rights (i.e., there would be no infringement but for some attribute of Compound, SEPRACOR Component, or some attribute of Licensed Product specified by SEPRACOR), provided, however, 3M shall be liable to the extent and only to the extent such breach resulted in the harm or injury for which SEPRACOR seeks indemnification.

10.10 SEPRACOR Indemnification - Except as set forth in Section 10.9, SEPRACOR shall indemnify and hold 3M harmless from any and all loss or liability payable to third parties for any and all judgments, claims, causes of action, suits, proceedings, damages, demands, fees, expenses, fines, penalties and costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from any personal injury or alleged personal injury to any person made against SEPRACOR or 3M which result from (i) use or clinical study of Licensed Product by or on behalf of SEPRACOR, (ii) breach of SEPRACOR's warranty in Section 10.5, or a third party claim that Compound, SEPRACOR Components, Licensed Product, or the processes used to make Compound, SEPRACOR Components, and Licensed Product, except for particular processes or components used by 3M that are not specified by SEPRACOR, infringe any third party patent or other intellectual property rights.

10.11 Except as set forth in Section 10.9, SEPRACOR's sole and exclusive remedy against 3M for failure to supply Licensed Product meeting Specifications shall be, at SEPRACOR's option, replacement of Licensed Product or a credit for the amount charged by 3M for such Licensed Product.

10.12 EXCEPT AS SET FORTH IN SECTIONS 10.9 AND 10.10 NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN ANY WAY RELATED TO LICENSED PRODUCT, OR THIS AGREEMENT UNDER ANY THEORY OF LAW, INCLUDING BUT NOT LIMITED TO, CONTRACT, NEGLIGENCE OR ANY OTHER LEGAL THEORY.

10.13 Any obligations regarding a duty to devote resources and efforts to the development and scale-up of products are contained in this Agreement. There is no implied obligation to devote any other level of resources or effort.

11.   CONFIDENTIALITY

11.1 In relation to the 3M, 3M IPC, and SEPRACOR Confidential Information, as the case may be, disclosed by one Party to the other, each Party agrees:

      11.1:1 not to provide or make available any of the other Party's Confidential Information in any form to any person other than those of its employees and agents who have a need to know consistent with the receiving Party's authorized use of such Confidential Information;

      11.1:2 not to use or reproduce any of the other Party's Confidential Information except for use reasonably necessary for its performance of this Agreement;

      11.1:3  not to publish or disclose any of the other Party's
              Confidential Information to third parties other than as expressly permitted in this Agreement, without disclosing Party's prior written consent.

11.2 The obligations of confidentiality and non-use in Section 11.1 above shall not apply to any part of such Confidential Information which:

      11.2:1 is disclosed only to Authorities or used only for the purposes of obtaining or maintaining regulatory approvals from Authorities concerning Licensed Products supplied by 3M; or

      11.2:2 is disclosed to or used by its Affiliates, its licensees and its Affiliates' licensees in the normal course of their business solely for the purposes set out in Section 11.2:1 above, in which events recipients of such information shall be bound by obligations of confidentiality no less onerous then those contained in this Article 11; or

      11.2:3 is disclosed to Affiliates of the Parties in order reasonably to perform this Agreement, in which events recipients of such information shall be bound by obligations of confidentiality no less onerous than those contained in this Article 11; or

      11.2:4 subject to Section 11.3 below, is in or comes into the public domain in any way without breach of this Agreement by the receiving Party; or

      11.2:5 subject to Section 11.3 below, the receiving Party can show was in its possession or known to it by being in its use or being recorded in its files or computers or other recording media prior to receipt from the disclosing Party and was not previously acquired by the receiving Party from the discloser under an obligation of confidence; or

      11.2:6 subject to Section 11.3 below, the receiving Party obtains or has available from a source other than the disclosing Party without breach by the receiving Party or such source of any obligation of confidentiality or non-use towards the disclosing Party; or

      11.2:7 is disclosed or used to comply with the disclosure obligations of the patent laws of any jurisdiction in connection with any patent application relating to Licensed Products or any component thereof or

      11.2:8 is disclosed by the receiving Party (a) with the prior written approval of the other Party or (b) without such approval, after a period often (10) years from the date of this Agreement or five
              (5) years from the date of termination of this Agreement, or if executed, five (5) years from the date of termination of the Supply Agreement whichever shall be the longer period.

11.3 If the receiving Party contends any one or more of the provisions to which Sections 11.2:4 to 11.2:6 apply, such Party shall give written notice to the disclosing Party together with evidence to support such contention prior to being relieved of the obligations of confidentiality and non-use, and furnish the disclosing Party with all facts upon which the receiving Party's contention is based. If the disclosing Party disagrees with the receiving Party's contention and so notifies the receiving Party within thirty (30) days of receipt of notification by the receiving Party, the Parties shall seek to resolve the dispute among themselves within twenty
      (20) days of notification of a dispute. If not so resolved, the Parties shall submit the dispute to binding arbitration by a mutually acceptable U.S. lawyer with experience in trade secret law of the U.S. The Party whose contention is denied shall pay the lawyer's fees incurred on resolving the dispute.

11.4 Both 3M and SEPRACOR shall protect Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized disclosure or use of Confidential Information, as that Party uses to protect its own confidential information of like nature.

11.5 At such time as the Scale-up Program is terminated, and unless there is a Supply Agreement, each Party shall upon request return to the other in a secure manner all extant recorded information in its possession constituting the other Party's Confidential Information.

11.6 Notwithstanding the foregoing, the receiving Party shall be entitled to make any disclosure required by law or by any governmental or other regulatory authority of the other Party's Confidential Information provided that it gives the other Party not less than two (2) working days notice of such disclosure.

11.7 Each Party reserves all rights in its Confidential Information and no rights or obligations other than those expressly recited herein are granted or to be implied from this Agreement. In particular, no license is hereby granted directly or indirectly under any patent, invention, discovery, copyright or other intellectual property right now or in the future held, made, obtained or licensable by either Party. Nothing in this Agreement or its operation shall preclude or in any way impair or restrict either Party from continuing to engage in its business otherwise than in breach of the terms of this Agreement.

11.8 Nothing in this Agreement shall be construed as requiring a Party to disclose Confidential Information or to grant rights under licenses, or to render any technical assistance, which would violate any confidentiality undertakings or other obligations, or which would violate any present or future law or decree of any government or governmental officer or agency.

11.9 The Parties agree not to disclose the terms of this Agreement to third parties, other than Affiliates except to the extent required by law, without the prior written approval of the other. It is understood, however, that the existence of this Agreement between 3M and SEPRACOR itself is not confidential.

12.   TERMINATION

12.1  If one of the Parties:

      12.1:1 commits or allows to be committed a material incurable breach of any of its obligations in this Agreement or a breach capable of remedy which it shall fail to remedy within ninety (90) days (or thirty (30) days in the case of default in payment, except in the event SEPRACOR has defaulted on payment on two or more previous occasions in which case such required notice shall be 10 days) after written notice has been given to it by the Party not in default (specifically referring to this Section) requiring such remedy; or

      12.1:2 shall pass a regulation for winding-up (otherwise than for the purpose of a solvent amalgamation or reconstruction where the resulting entity assumes all of the obligations of that Party) or a court makes an order to that effect, or ceases to carry on its business or substantially the whole of its business, or becomes or is declared insolvent or convenes a meeting of or makes or proposes to make any arrangement or composition with its creditors or if a liquidator receiver, administrator, trustee, manager or similar officer is appointed of any of its assets;

      then in any such events the Party not in default nor subject to an action under Section 12.1:2 above may by written notice terminate this Agreement at such future date (being no more than six (6) months after the date of such notice) as it may designate, but without prejudice to any right of either Party to sue for any antecedent breach of this Agreement.

12.2 SEPRACOR may terminate this Agreement without cause upon thirty (30) days prior written notice to 3M. All charges and expenses owed to 3M prior to delivery of SEPRACOR's notice shall become due and payable as well as all charges and expenses reasonably incurred by 3M in winding down the Scale-up Program over the ninety (90) day period following receipt of the notice of termination. Such charges and expenses shall not exceed the cost estimated for such period by reference to the Scale-up Program.

12.3 3M may terminate this Agreement or a subsequent Manufacturing and Supply Agreement upon thirty (30) days prior written notice if: (i) it can reasonably demonstrate to SEPRACOR that Licensed Product cannot be scaled-up by 3M; (ii) 3M transfers, or makes a business decision to discontinue, substantially all of its medicinal aerosol manufacturing business; (iii) Licensed Product develops a clinical profile involving an unusually high number or frequency of serious adverse clinical events that threatens to seriously damage 3M's corporate reputation and/or expose 3M to large potential liability and/or fines; (iv) 3M receives a third party claim for patent infringement involving Product that threatens to seriously damage 3M1's corporate reputation and/or expose 3M to large potential liability and/or fines; or (v) if 3M reasonably believes that the manufacture, use, sale, or importation of Product will infringe the valid intellectual property rights of a third party.

13.   FORCE MAJEURE

13.1 Neither 3M nor SEPRACOR shall be liable for any delay or for the consequences of any delay in performing any of its obligations under this Agreement if such delay is due to any cause whatsoever beyond its reasonable control, and each shall be entitled to a reasonable extension of the time for performing such obligations.

14.   CONTINTJTNG RESPONSIBILITIES AND WAIVER

14.1 Any termination of this Agreement shall not affect any rights or liabilities, including without limitation any rights accrued pursuant to
      Article 9 above, which expressly or by implication have accrued prior to the date of termination, and failure by either Party in any one or more instances to terminate this Agreement on account of any default or breach by the other shall not be taken to constitute a condonation or waiver of the same or of any other default or breach by the other.

15.   NOTICES

15.1 Any notice or other document which may be given by either Party under this Agreement shall be deemed to have been duly given if left at or sent by post (whether by letter or, where the Parties agree, by magnetic tape or other form), facsimile transmission (confirmed by letter sent by post) or where the Parties expressly agree by electronic mail, in each case addressed as follows:

              3M:        Minnesota Mining and Manufacturing Co.
                         3M Center, Building 275-3E-10
                         St. Paul, MN 55 144-1000 USA
                         Attention: General Manager, Drug Delivery Systems
                         Fax: (651) 737-5265

              SEPRACOR:  Sepracor Inc.
                         111 Locke Drive
                         Marlborough, MA, 01752
                         Attention: President
                         Fax: (508) 357-7492

      or any other address notified to each other in writing in accordance with this Section as an address to which notices and other documents may be sent.

15.2 Any such communication shall be deemed to have been received by the other Party (if by post) five (5) days after the date of posting and if by facsimile transmission on the working day following transmission. Any communication by electronic mail shall be deemed to have been received on the working day following the day on which the communication is first stored in the other Party's electronic mailbox.

16.   WHOLE AGREEMENT AND VARIATION

16.1 This Agreement shall take affect in substitution for all or any previous agreements relating to its subject matter, whether formal agreements or agreements that would be inferred from the Parties' correspondence and/or oral statements and/or conduct, and all or any such agreements shall be deemed to have been terminated by mutual consent with effect from the date upon which this Agreement commences.

16.2 This Agreement embodies the entire understanding of the Parties and there are no other arrangements or understandings between the Parties relating to its subject matter. No amendment or modification of this Agreement shall be valid or binding upon either of the Parties unless made in writing and signed by an authorized representative.

17.1 This Agreement and the rights granted in it and obligations undertaken may not be assigned by either of the Parties without the express written consent of the other, except:

      17.1:1 in the case of 3M on the sale or other transfer of substantially its entire business in aerosol propelled drugs, or

      17.1:2 3M may assign temporarily or permanently this Agreement or any rights granted or obligations undertaken to any Affiliate. 3M shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

      17.1:3 SEPRACOR may assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to pharmaceutical business, or in the event of its merger or consolidation or change in control or similar transaction, provided that 3M may terminate unless the assignee covenants to continue with development and commercialization of Licensed Product at least the same or greater level as SEPRACOR immediately prior to the assignment.

18.   SEVERANCE

18.1 The provisions of this Agreement shall be deemed to be severable and thus if any part or parts of this Agreement are rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder unless the part or parts which are so rendered substantially impair the value of the whole Agreement to either Party. Subject to this, such part or parts of this Agreement so rendered shall be renegotiated between the Parties in such a way as to render the same valid and enforceable, and to achieve (to the extent possible) the economic, business and other purposes of the lawful provisions.

19.   INSURANCE

      SEPRACOR shall at its own expense obtain and maintain insurance of a type and amount as may be necessary to protect its interests and obligations connected with performance under this Agreement. SEPRACOR shall not do or omit to do any act, matter or thing which could prejudice or render voidable any such insurance. SEPRACOR shall, upon request by 3M, provide a certification evidencing the insurance or any renewal. SEPRACOR shall notify 3M of any material change in any such insurance arrangements, if possible, prior to such material change, but in any event, as soon as possible.

20.   DISPUTE RESOLUTION

20.1 NON-BINDING MEDIATION. Disputes arising between the Parties relating to the making or performance of this Agreement (including ownership of intellectual property rights, breach of confidentiality, inventorship, etc.) shall be resolved in the following order of preference: (i) by good faith negotiation between executives of 3M and SEPRACOR who have authority to fully and finally resolve the dispute; (ii) if necessary, by non-binding mediation at a location acceptable to both Parties using a neutral mediator having experience with the industry under the Center for Public Resources Model Procedure for Mediation of Business Disputes (with the costs therefor shared equally); or (iii) as a last resort only, by arbitration of inventorship disputes as provided in Section 20.2 of this Article, or by litigation of any other disputes.

20.2 INVENTORSHIP DISPUTES. If the parties are unable to resolve any dispute regarding inventorship by negotiation or mediation under Section 20.1 of this Article, they agree to submit such dispute to binding arbitration under the Center for Public Resources Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes. The arbitrator shall be an independent patent attorney residing in the United States and registered to practice before the United States Patent and Trademark Office. The arbitrator shall resolve the inventorship dispute in accordance with the laws of the United States within three (3) months of his or her appointment. The parties agree to supply to the arbitrator such documentary evidence of inventorship as they wish to rely upon together with a written statement of their position not to exceed twenty (20) pages in length within twenty (20) days of the appointment of the arbitrator. Unless the Parties agree to rely on affidavits, the arbitrator shall set a hearing at which each Party shall have up to eight (8) hours to present witnesses and to cross examine the witnesses for the other Party. If there is a hearing, each Party shall provide a statement summarizing the testimony of each of its witnesses to the other Party and the arbitrator at least fifteen (15) days in advance of the hearing. The arbitrator's award shall be in writing not to exceed twenty (20) pages in length and shall include reasoning in support of the award. The resolution of the arbitrator shall be final and binding on the Parties, without right of appeal.

20.3  CONFIDENTIALITY. All negotiations and proceedings under Sections 20.1 and
      20.2 of this Article 20 shall be treated as Confidential Information in accordance with the provisions of Article 11 (Confidentiality) of this Agreement, and shall also be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence. Any mediator or arbitrator shall be bound by an agreement containing confidentiality provisions at least as restrictive as those contained in Article 11 (Confidentiality) of this Agreement.

20.4 EQUITABLE RELIEF. Nothing herein shall preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation.

20.5 GOVERNING LAW; PERSONAL JURISDICTION: WAIVER OF JURY. Any questions, claims, disputes, remedies or procedural matters arising out of or related to this Agreement shall be governed exclusively by the laws of the State of Delaware, without regard to the principles of conflicts of law. The Parties agree that Minnesota and Massachusetts have a substantial relationship to this transaction, and each Party consents to personal jurisdiction in the courts of Minnesota and Massachusetts and agree that if a suit is commenced by SEPRACOR it shall be brought in Minnesota and if a suit is commenced by 3M or 3M IPC it shall be brought in Massachusetts. THE PARTIES FURTHER HEREBY CONSENT TO WAIVER OF ANY CONSTITUTIONAL, STATUTORY OR COMMON LAW RIGHT OF TRIAL BY JURY.

IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this Agreement to be effective as of the Effective Date first above written.

Signed: John Sampson           Title:                          Date: 12/20/01
       -------------------           ---------------------          ---------
For and on behalf of 3M

Signed: Gary L. Griswold       Title:                          Date: 12/20/01
       -------------------           ---------------------          ---------
For and on behalf of 3M IPC

Signed: James O'Shea           Title: President                Date: 12/20/01
       -------------------           ---------------------          ---------
For and on behalf of SEPRACOR

Schedule 1.12 -- Specifications (to be determined)
Schedule 1.7  -- Scale-up Program
Schedule 6.4  -- Pricing of Product for Clinical Supplies and Scale-Up batches
Schedule 6.6  -- Quality Assurance and Quality Control Responsibilities (to be
                 determined)

               Schedule 1.12 -- Specifications (to be determined)

                                                                    Confidential

                        Schedule 1.7 -- Scale-up Program

              SEPRACOR XOPENEX(R) HFA MDI PROCESS SCALE-UP PROJECT
                                December 12, 2001

GENERAL ASSUMPTIONS

-    Project initiation is December 1, 2001.
- The plan is designed to develop a process that supplies nominal [**]-dose product per US requirements.
- The plan assumes that the optimization runs will meet required process/product acceptance criteria for a US product.
- Only 1 container/closure system is to be developed for the product assuming use of Sepracor components. [**].
- The dates stated are all estimates. However, the earliest commercialization date is a primary objective goal of both companies.
- The project is taken to the point that 3M provides the [**] manufacturing process, DMF references and stability data portions of the NDA. The cost estimates exclude additional time for 3M review and comments on the NDA package, responses to FDA and responding to NDA deficiencies.
-    No critical issues develop during the course of the project.
-    OUS clinical supplies will not be needed from the registration batches.
-    Process validation will not be performed until commercialization batches.
- NDA submission will occur after completion of the Sepracor generated stability report covering the testing interval identified as required to support the NDA submission. The NDA submission date will not necessarily be contingent upon the availability of 12 months stability data. The NDA will be amended with additional stability data as available.
-    Product costs are in addition to development costs.

LAB PROCESS INVESTIGATIONS

- The Sepracor data package contains sufficient information on crimp optimization to minimize 3M's investigation time.
- Sepracor will perform pharmaceutical performance testing on lab scale samples to confirm equivalent product performance to the current process prior to full scale batch manufacture.
-    Appropriate clean testing studies and methods currently exist.

PROCESS OPTIMIZATION

- At least [**] lots (preferably more) of all raw materials provided by Sepracor ([**]) are available to manufacture all [**] initial batches of product.
- The manufacturing dates are not yet reserved. Availability of the production facility will be based on the production schedule at the time the development agreement is finalized. Delays in the plan may occur if manufacturing conflicts are found.

                                                                    Confidential

              SEPRACOR XOPENEX(R) HFA MDI PROCESS SCALE-UP PROJECT
                                December 12, 2001

- For initial process optimization purposes, [**] batches will be run at full scale capacity ([**] units) with [**] at the edge of process tolerances (high and low) and [**] at the nominal setpoints.
- In-process testing will be performed on the [**] nominal process batch prior to manufacture of the [**] batches at nominal settings.
-    The optimization batches will be filled in the following sequence: [**].
- The plan assumes that the first [**] lots of product manufactured at the nominal process settings meet specifications. If the [**] batches are found to be acceptable, they will be utilized for NDA clinical trials and NDA stability testing.
- If the [**] batches at nominal process settings are placed on NDA stability then batches #[**] and [**] will only be manufactured to provide information for the process performance requirements for the CMC section of the NDA.
- Batches [**] and [**] are not to be placed on NDA stability. This places a higher risk on the stability performance of the first [**] batches.
- If the optimization runs are not successful in meeting acceptable product/process criteria, additional optimizations will be required.
- Process maintenance runs are only listed through 2005, but will be necessary on an annual basis until approval of the product.

REGISTRATION STABILITY/CLINICAL SUPPLIES

- Stability testing will be performed on nominal [**]-dose product only to US requirements. Additional raw material or finished product testing for OUS markets is not included in this plan.
- 3M will perform pivotal stability, according to a pie-defined protocoL Responsibility for the testing of these samples will be shared between 3M and Sepracor until analytical methods have been fully transferred to 3M. Samples will be stored in stability ovens at both 3M and Sepracor during this period.
- All stability protocols will be developed jointly by both Sepracor and 3M prior to study initiation. 3M DDS will be responsible for developing all manufacturing protocols which will be subject to Sepracor QA review. All summary reports will he jointly reviewed by both Sepracor and 3M DDS.
- No lot will be placed into a clinical study until full review of the resulting batch clearance testing and protocol sample testing and agreement between Sepracor and 3M Drug Delivery. Testing, review and approval of data should be targeted for completion within [**] weeks from availability of samples.
- Release of the [**] batches at the nominal process settings for use in clinical studies is to be contingent on review and consideration of the test data from the [**] optimization batches at the extreme process conditions.
- For interim stability testing intervals, Sepracor will accept and 3M may provide QA data sheets within [**] weeks of the testing interval per agreed upon format.

              SEPRACOR XOPENEX(R) HFA MDI PROCESS SCALE-UP PROJECT
                                December 12, 2001

+ Method crossovers will initially be between Sepracor and 3M St. Paul. Analysts from St. Paul will perform the in-process testing for the optimization batches. Method crossovers between 3M St. Paul and the Northridge QC lab have been added as a separate set of tasks and will occur at a later date to expedite method training and crossovers.

DEVELOPMENT COSTS

The following cost estimates assume full stability testing by 3M. Depending on the timing of analytical method transfer from Sepracor to 3M, the actual 3M Development Costs may be lower.

                                          2001         2002         2003         2004         2005      2006
                                    ------------------------------------------------------------------------
   @ $[**]/hour                     $   [**]        $ [**]       $ [**]       $  [**]      $  [**]   $  [**]
                                    ----------  -----------  -----------   ----------   ----------   -------
   Incremental increase for [**]    $   [**]        $ [**]       $ [**]       $  [**]      $  [**]   $  [**]
   hours charged at $[**]/hour
   (Section 7.2) not reflected
   in subsequent Cost Summary
   document
                                    ----------  -----------  -----------   ----------   ----------   -------
   Total                            $   [**]        $ [**]       $ [**]       $  [**]      $  [**]   $ 2,800
                                    ----------  -----------  -----------   ----------   ----------   -------

PRODUCT COSTS

+    [**] batches at full scale ([**] units/each) = [**] units.
- This does not include process maintenance lots (estimated at [**] per year until product approval).

             Schedule 6.4 - Pricing of Product for Clinical Supplies

Pricing of Product will be $[**] per unit based on theoretical batch size. Pricing assumes:

-     SEPRACOR provides Compound.
-     SEPRACOR Components are canister, valve, actuator.
-     3M provides Samples to SEPRACOR in a bulk packaged unlabelled format.
-     Batch size minimums are defined by 3M process.
-     FOB 3M's manufacturing location.

Schedule 6.6 - Quality Assurance and Quality Control Responsibilities (to be
               determined)

                                      -26-